Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, SECOND QUARTER

AUGUST 3, 2007 @ 10:00 AM EDT

John:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss second quarter results. Joining me today is Stephen Lebovitz, President and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

JOHN:

Thank you, Katie.

STOCK REPURCHASE PROGRAM

Yesterday our Board approved a $100 million, twelve-month common stock repurchase program. Through this repurchase program, CBL will benefit from the current disconnect between public market valuation levels versus the continued strength in the underlying fundamentals of our business.

FINANCIAL REVIEW:

During the second quarter of 2007 FFO per share, excluding the $3.6 million non-cash Preferred B redemption charge, was $0.77 compared with $0.76 per share in the prior year period. FFO per share for the quarter included $0.05 of gains on outparcel sales and lease termination fees, compared with $0.04 in the prior year period. FFO per share for the quarter also included $900,000 or $0.01 per share for the non-cash tax provision compared with none in the prior year period and $600,000 abandoned project expense compared with a recovery of $60,000 in the prior year period.

Same center NOI increased 2.4% during the quarter and declined 40 basis points for the six months ended June 30, 2007. Excluding lease termination fees, the same center NOI increased 2.6% and 44 basis points for the second quarter and six months ended June 30, 2007 over the prior year periods.

Additional highlights include:

•

Our cost recovery ratio for the quarter and six months ended June 30, 2007, was 102.8% and 100.3%, respectively compared with 105.2% and 104.8%, respectively, in the prior year periods. We expect the cost recovery ratio for the full year to be in the 100% range.

•

G&A represented approximately 4.3% and 4.2% of total revenues in the second quarter and six months ended June 30, 2007 compared with 3.9% of revenues for both the prior year periods. We expect G&A as a percentage of revenues to be more inline with historical averages for the remainder of the year.

•	Our debt-to-total market capitalization ratio was 53.2% as of the end of June compared with 48.2% as of the end of the prior year period.
•

As a result of recent refinancing activity variable rate debt has declined to 9.6% of the total market capitalization as of the end of June and 18.1% of total debt compared with 25.1% in the prior year period.

•	Our EBITDA to interest coverage ratio for the quarter ended June 30, 2007, was 2.35 times, compared with 2.48 times for the prior year period.

DISPOSITIONS:

During the second quarter we entered into a contract with Panattoni Development Company to sell Twin Peaks Mall in Longmont, CO for $33.6 million. The sale is expected to close in August and generate an estimated gain on sale of $3.9 million that will be included in the third quarter. The gain will be included in net income, but not in FFO.

GUIDANCE UPDATE:

As indicated in our press release, we have adjusted our guidance based on the following items:

•

The Preferred B redemption charge of $3.6 million or $0.03 per share included in the second quarter. This will be partially offset by approximately $0.01 of interest savings in the second half of the year resulting from this redemption.

•	The anticipated disposition of Twin Peaks Mall, which is expected to produce approximately $0.01 per share in dilution, net of interest savings from use of the proceeds.
•	Additionally, we are adjusting the low end of our guidance by a $0.01 for increases in interest expense.
•

Finally, we are also adjusting the low end of our guidance down by $0.03 for delays in retail openings at certain development projects. We have had co-tenancy rent triggers occur at a couple of projects where certain stores have had to delay their openings. The reduced rent levels will only stay in effect until the co-tenancy requirements are met. We are only reducing our guidance on the low side for these items because there is the potential for us to pick up income should opening schedules accelerate at any of our development projects.

Including these items, second quarter results and our expectations going forward, we are revising our guidance for 2007 FFO per share to a range of $3.37 to $3.47 per share, which assumes same center NOI growth of 1.5% to 2.5%. We would like to remind everyone that our 2006 same center NOI base includes approximately $13.3 million of lease termination fees and our assumption for full-year 2007 is roughly $6.0 million of gross termination fees. Excluding the lease terminations from both periods, our same center NOI guidance for 2007 would be in the range of 2.6% to 3.6%. The guidance will continue to exclude the impact of any future acquisitions.

I will now turn the call over the Stephen.

Stephen:

Thank you, John.

As a follow up to the May ICSC Spring Convention, in June we held our 11th annual Connections event here in Chattanooga. Over 170 retailer and restaurant representatives spent three days with the CBL leasing team making deals and building relationships. The post-event reports from the leasing managers all signaled continued healthy growth plans from the retailers as evidenced by our 80 bps increase in stabilized mall occupancy. At Connections and the ICSC Spring Convention we have had numerous discussions with retailers that are either new to the CBL portfolio or are interested in significantly expanding their presence with us. Examples include bebe, Aldo, Lacoste, Tillys, and Coach.

DEVELOPMENT REVIEW:

On August 1st, we celebrated the grand opening of Alamance Crossing East, the first phase of our 855,000 square foot open-air center in Burlington, NC. This phase is anchored by Dillard’s, Belk, JCPenney, Barnes & Noble and a 16-screen West End Carousel Cinema and offers shoppers approximately 170,000 square feet of small shops and a restaurant village. The project opened nearly 90% leased and committed. The theater and an additional 30,000 square feet of shops will begin construction soon and will join the project in 2008. The power center phase of the project, Alamance Crossing West, will begin construction next year and is scheduled to open in fall 2009.

During the second quarter we also celebrated several openings of expansions and additions to existing centers, including a new 80,000 square foot Cinemark Theater at Mall del Norte in Laredo, TX and a new16- screen Regal Cinema at Southpark Mall in Richmond, VA.

At Brookfield Square in Milwaukee, WI, Mitchell’s Fish Market opened in the second quarter. Fresh Market is currently under development and scheduled to open later this year. Ethan Allen and Claim Jumpers will join the project in summer 2008.

This quarter we commenced construction on new additions to our malls including JCPenney and Ulta Cosmetics at Coastal Grand in Myrtle Beach, SC. Both stores are scheduled to open in spring 2008.

At Imperial Valley Mall in El Centro, CA, we are developing the first phase of a new 611,000 square foot associated center, Imperial Valley Commons. This is a 60/40 joint venture with the MG Herring Group. The project will be anchored by Circuit City, Kohl’s, and Ashley Furniture, expected to open in fall 2008, and Wal-Mart, which will follow with a spring 2009 opening.

We recently announced two new joint venture projects. In the Kansas City, MO, suburb of Lee’s Summit we are partnering with RED Development on a 550,000 square foot lifestyle center. The project is currently under construction with a completion date scheduled for summer 2008.

We also announced a joint venture with Robert B. Aikens & Associates and BDR, Inc. to develop the Village of Orchard Hills in Grand Rapids, MI. The 335,000 square foot lifestyle center will be anchored by a national bookstore and a specialty grocer and will feature a number of retailers and restaurants. The Village of Orchard Hills is scheduled for completion in fall 2009. More detailed information on developments and redevelopments is included in our supplemental.

LEASING:

During the second quarter, we signed a total of approximately 1.2 million square feet of leases including approximately 295,000 square feet of development leasing and 914,000 square feet of leases in our operating portfolio. The 914,000 square feet was comprised of 359,000 square feet of new leases and 555,000 square feet of renewal leases. This compares with a total of 1.0 million square feet of leases signed in the second quarter 2006, including 447,000 square feet of development leasing and 566,000 square feet completed in the operating portfolio. Of the 566,000 square feet in the operating portfolio 254,000 square feet were new leases and 312,000 square feet were renewals.

This quarter we have made improvements to our leasing disclosures. We have decided to make the transition to reporting gross lease spreads in lieu of base rent spreads. We have also decided to only disclose on a same space basis for spaces less than 10,000 square feet which is consistent with our peers and which we believe is a better metric to use than total leasing. While these metrics provide more meaningful reporting, we are in agreement with some of our peer’s comments that aggregate rent spreads are not indicative of actual rent growth.

For stabilized mall leasing in the second quarter on a same space basis, we achieved an average increase of approximately 9.2% over the prior gross rent per square foot.

Year-to-date, for same-space stabilized mall leasing, we have achieved an average increase of 10.5% over the prior gross rent per square foot.

Stabilized mall occupancy rose 80 basis points to 92.2% from 91.4% in the prior year period. Total mall occupancy at the end of the quarter increased 30 bps to 91.7% from 91.4% in the prior year period. Total portfolio occupancy increased 20 basis points from the prior year period to 91.6%. Occupancy in the associated centers increased 50 bps to 92.3% at quarter-end. Community center occupancy declined to 82.7% from 88.5%.

BANKRUPTCY UPDATE:

Bankruptcy activity to date has remained muted, with negligible new activity in the quarter. As you are probably aware, Foot Locker recently announced that they are considering closing 250 stores out of their total of 4,000. In follow up discussions with Foot Locker they have told us this could impact stores at only two CBL malls, one of which expires in January 2008.

RETAIL SALES

Same store sales increased 2.0% year to date for reporting tenants 10,000 square feet or less in stabilized malls. Rolling 12-month average sales increased 2.4% as of June 30, to $344 per square foot compared with $336 per square foot in the prior year period. Retailers are still benefiting from strength and resiliency in consumer spending. Although second quarter was impacted by Easter timing this year, we are optimistic about the back-to-school season and the remainder of the year.

Occupancy costs, as a percentage of sales, was 13.8% for the six months ended June 30, 2007, compared with the prior year period of 13.7%.

CONCLUSION:

We are pleased with the improvement in our same center NOI growth this quarter and the occupancy improvements we have achieved. Although the REIT capital markets have been disappointing recently, retail real estate fundamentals remain solid. With our active development and redevelopment program we continue to have growth opportunities available to us. As the announcement of our stock buyback program demonstrates, we have confidence in our strategy and the long-term success of the Company.

Thank you again for joining us today. We appreciate your continued support and would now be happy to answer any questions you may have.